CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Quest Management Inc.

We hereby consent to the incorporation of our report dated March 25, 2021 relating to our audit of the balance sheets of Quest Management Inc. as of October 31, 2020 and 2019, the related statements of operations, stockholder's equity, and cash flows for each year then ended included in the Annual Report of Quest Management Inc. on Form 10-K for the year ended October 31, 2020.

/s/Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: September 01, 2021